EXHIBIT 99.1

Veteran Financial Industry Executive Daniel C. Stevens

Joins Taylor Capital Group as CFO

Rosemont, IL, December 6, 2004 -- Taylor Capital Group, Inc. (Nasdaq: TAYC), parent of Cole Taylor Bank, today announced Daniel C. Stevens will join the company as Chief Financial Officer. Stevens, a veteran financial services industry executive with substantial experience in financial management, corporate strategy and operations, will join Taylor Capital Group from UMB Financial Corporation (Nasdaq: UMBF), where he was the chief financial and administrative officer.

"Dan is a great fit for our strategy and our culture. His broad management experience extends well beyond the CFO's office, and he will assume an important administrative role in the company," said Jeffrey W. Taylor, chief executive officer, Taylor Capital Group. "Dan will play a critical role in developing financial strategies that will improve profitability, efficiency and position us for the next phase of growth. He also will be responsible for facilities management, technology and operations. An effective and efficient operating platform is absolutely essential to delivering high quality banking products and services our customers require and is a key factor in expanding our franchise as Chicago's business bank for closely held owner-operated companies."

Stevens, who is 49 years old, joined UMB Financial as its chief financial officer in 2001. It is an $8 billion, financial services holding company headquartered in Kansas City. From 1999 to 2000, Stevens served as executive vice president and chief financial officer for Euronet Worldwide, a financial software and transaction processing services company. Earlier in his career, he served as chief financial officer of ABN AMRO USA's North American branch, treasury and trading operations groups.

Stevens will join Taylor Capital Group at year-end.

"The management team at Taylor Capital group is committed to a winnable market focus," said Stevens. "It's a compelling opportunity for me to join the company at this stage of its evolution as a commercial bank for owner operated businesses."

Stevens is a Certified Public Accountant, and holds a graduate degree in accountancy from the DePaul University School of Accounting in Chicago and an undergraduate degree in communications and philosophy from Loyola University, also in Chicago.

Taylor Capital Group, Inc. is a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago. The Company derives virtually all of its revenue from its subsidiary, Cole Taylor Bank, which presently operates 11 banking centers throughout the Chicago metropolitan area.

Contact:

Bruce Taylor, Taylor Capital Group 847-653-7710

Bess Gallanis, Bess Gallanis, Inc. 312-659-7572